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                                                                      Exhibit 12

                        PXRE CORPORATION AND SUBSIDIARIES

             COMPUTATION OF RATIO OF CONSOLIDATED EARNINGS TO FIXED
             CHARGES AND RATIO OF CONSOLIDATED EARNINGS TO COMBINED
                      FIXED CHARGES AND PREFERRED DIVIDENDS
                          (In thousands, except ratios)

                                                                  Year ended December 31,
                                                  ---------------------------------------------------------
                                                    1996        1995        1994        1993        1992
                                                    ----        ----        ----        ----        ----
Net income                                        $ 33,301    $ 39,786    $ 34,829    $ 22,645    $ (4,293)
Equity in earnings of minority interest             (3,898)     (5,948)     (4,141)        (84)          0
                                                  --------    --------    --------    --------    --------
Income before equity in earnings of
  minority interest                                 29,403      33,838      30,688      22,561      (4,293)
Income taxes                                        15,644      18,189      15,700      11,008      (3,322)
                                                  --------    --------    --------    --------    --------
                                                  $ 45,047    $ 52,027    $ 46,388    $ 33,569    $ (7,615)
Fixed charges:
Interest expense                                     6,957       7,143       7,789       2,740         319
Appropriated portion (1/3) of rentals                  365         397         308         279         271
                                                  --------    --------    --------    --------    --------
  Total fixed charges                                7,322       7,540       8,097       3,019         590
                                                  --------    --------    --------    --------    --------
Earnings before income taxes and fixed charges    $ 52,369    $ 59,567    $ 54,485    $ 36,588    $ (7,025)
                                                  --------    --------    --------    --------    --------
Preferred dividend requirements                   $      0    $    599    $  2,005    $  2,056    $  1,419
                                                  --------    --------    --------    --------    --------
Ratio of pre-tax income to net income                 1.53        1.54        1.51        1.49        0.00
                                                  --------    --------    --------    --------    --------
Preferred dividend factor                         $      0    $    922    $  3,028    $  3,063    $  1,419
Total fixed charges                                  7,322       7,540       8,097       3,019         590
                                                  --------    --------    --------    --------    --------
Total fixed charges and preferred dividends       $  7,322    $  8,462    $ 11,125    $  6,082    $  2,009
                                                  --------    --------    --------    --------    --------
Ratio of earnings to fixed charges                    7.15        7.90        6.73       12.12      (11.91)
                                                  --------    --------    --------    --------    --------
Ratio of earnings to combined fixed charges and
  preferred dividends                                 7.15        7.04        4.90        6.02       (3.50)
                                                  --------    --------    --------    --------    --------
Deficiency in ratio                                                                                  7,615
Deficiency in combined ratio                                                                         9,034
                                                                                                  ========

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